Exhibit 99.1

news release

CONTACT:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320

Sharon Samuel
(212) 282-5322

Jennifer Vargas
(212) 282-5404

AVON REPORTS SECOND-QUARTER EARNINGS OF $.33 PER SHARE

Total Revenue Up 5%

Results Include $49 Million in Restructuring Implementation Costs

NEW YORK, N.Y., July 31, 2006 — Avon Products, Inc. (NYSE:AVP) today reported second-quarter 2006 earnings of $.33 per share, compared with 2005 second-quarter earnings of $.69 per share. The company said the 2006 quarter included a negative impact of $49 million pretax, or $.07 per share after taxes, in costs to implement the current phase of its previously announced restructuring program. The 2006 quarter also included a net favorable impact of less than $.01 per share resulting from a $.03-per-share benefit from a tax refund, and $.02 per share of incremental tax costs from repatriation of international earnings. The 2005 quarter included a $.20-per-share benefit primarily from settlements of tax audits.

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Avon said that total revenue was $2.1 billion in the second quarter of 2006, 5% higher year over year (4% higher in local currency). Active Representatives grew 4%. Both of these measures benefited from the company’s late-2005 acquisition of its licensee in Colombia. Units decreased 1% year over year. Total sales of Beauty products in the quarter rose 4% in dollars and 3% in local currency.

Operating profit of $225 million decreased 35%, or $119 million, from the 2005 level, and operating margin was 10.8% in the 2006 period, versus 17.3% in the prior-year quarter.

Second-quarter 2006 operating profit included costs of $49 million to implement restructuring initiatives under the company’s turnaround plan. These initiatives included an organization realignment and downsizing to reduce organization layers and move management closer to its markets, Representatives and consumers, and the exit of certain unprofitable operations.

In line with its major turnaround initiative to boost brand competitiveness, Avon said it increased advertising in all regions, with the total spend growing 78% in the quarter to over $50 million, supporting the launch of several new products as well as the opening of direct selling in China.

In addition to costs associated with the turnaround plan, the second quarter of 2006 included unfavorable year-over-year increases in provisions for performance-based compensation, reinstatement of a 401(k) matching program and stock-option expensing. The adoption of stock-option expensing, effective January 1, 2006, and design changes to share-based compensation plans related to that adoption, reduced operating profit by $15 million.

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Interest expense in the second quarter 2006 rose significantly year over year due to a higher debt level primarily associated with the company’s aggressive share repurchase program in late 2005, as well as higher interest rates.

The quarter’s effective tax rate was 30.7% compared with 2005’s rate of 3.0%. The lower rate in the 2005 quarter resulted primarily from the aforementioned audit settlements. Net income in the second quarter 2006 was $151 million, compared with $329 million a year ago.

At quarter end, Avon’s total debt had increased $100 million from the year-end level, and cash had increased $56 million. Net cash provided by operating activities was $289 million through six months of 2006, up $56 million from the prior- year period.

Avon’s share repurchases totaled $94 million and $138 million in the second quarter and first half of 2006, respectively. The company continues to repurchase its shares under an existing five-year, $1.0 billion repurchase authorization.

Andrea Jung, chairman and CEO, commented, “This quarter’s results reflect the aggressive actions we are taking to return our business to sustainable growth. While we are still in the early days of our turnaround, we are pleased with Avon’s progress, and we continue to work diligently on all fronts of our plan, with 2006 being a transition year.

“At this mid-point in the year, we have essentially completed actions to delayer our organization, and are beginning to see early savings from that initiative. When fully realized, we estimate that annualized savings from delayering will approach $200 million, a majority of the more than $300 million total benefit we expect to generate from our restructuring effort,” Ms. Jung concluded.

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Second-Quarter Regional Highlights

In the North America region, second-quarter revenue was flat with the prior year on both a dollar and local-currency basis. A larger average order offset a 7% decline in active Representatives in the region. The region has seen Representative ordering activity decrease as fuel prices have escalated over the last two years. Second-quarter units were 5% lower. North America segment operating profit decreased 36%, and operating margin was 9.8%. Operating profit included $9 million in costs to implement restructuring activities and a substantial increase in advertising.

In Latin America, second-quarter revenue grew 17% (13% in local currency) as the region benefited from the Colombia acquisition, which contributed 10 points of revenue growth, and continued strength in Brazil, which more than compensated for continued softness in Mexico. The region’s active Representatives rose 13% and units increased 6% in total. The region’s operating profit decreased 24%, as it was unfavorably impacted by costs to implement restructuring initiatives of $20 million and a substantial increase in advertising. The region’s operating margin was 14.8%.

Second-quarter revenue in Western Europe, Middle East & Africa increased 2% (5% in local currency) largely driven by growth in Turkey. Active Representatives were flat with the prior-year period, and units increased 4% year over year. The region’s operating profit decreased 11% year over year, and operating margin was 9.5%. Operating profit included increased advertising investment as well as ERP implementation costs.

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In Central & Eastern Europe, revenue in the second quarter rose 4% (2% in local currency) and active Representatives grew 7%. Units sold declined 6% versus the year-ago period, mainly due to underperformance in color cosmetics, particularly in Central Europe. The region’s revenue growth was primarily driven by double-digit revenue growth in Russia partially offset by revenue declines in certain other countries, principally Poland. The region’s operating profit was 11% lower, and operating margin was 24.6%. Operating profit was unfavorably impacted by higher product costs and increased advertising.

Asia Pacific revenue was 10% lower in the quarter (8% lower in local currency), active Representatives decreased 14% and units declined 11%, as the region was unfavorably impacted by a continued significant decline in its Japan direct-mail business as well as the first-quarter 2006 closing of Indonesian operations. The region’s operating profit was 63% lower year over year, largely due to the lower revenue and $10 million in costs to implement restructuring, primarily in Japan. Operating margin was 6.2%.

Revenue in China grew 8% (5% in local currency) including the commencement of direct selling as well as the unfavorable impact of the exit of company-run beauty counters. Units were 4% lower year over year in the second quarter. As announced earlier this month, Avon ended the quarter with over 114,000 certified Sales Promoters registered with the Chinese government, and more than 31,000 applicants currently in the process of being certified under the direct-selling license received by Avon in March of this year. China had an operating loss of $4 million in the second quarter, versus an operating loss of $1 million in 2005’s second quarter, due to increased advertising expenses associated with the launch of direct selling and $2 million in costs to implement restructuring initiatives. Operating margin was (9.0)%.

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In addition to the variances noted earlier, year-over-year increases in global expense allocations negatively impacted all regions in the second quarter of 2006. Global expenses, net of allocation to the segments, rose 95%, largely due to $9 million in costs to implement restructuring initiatives, as well as higher compensation-related and option expenses.

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number 2950050). Additionally, the call will be webcast live and can be accessed at www.avoninvestor.com for a period of two weeks.

Avon, the company for women, is a leading global beauty company, with over $8 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in well over 100 countries through over five million independent Avon Sales Representatives. Avon’s product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques, Avon Naturals, Mark, and Avon Wellness. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements

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are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•	our ability to implement the key initiatives of our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives and cash management, tax, foreign currency hedging and risk management strategies, and our ability to achieve anticipated benefits from such initiatives;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives;

•	our ability to achieve growth objectives, particularly in our largest markets and new and emerging markets;

•	our ability to replace lost sales attributable to the repositioning of the Beauty Plus and Beyond Beauty business in the United States;

•	our ability to successfully identify new business opportunities and acquisition candidates, and our ability to successfully integrate or manage any acquired business;

•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;

•	our ability to successfully transition our business in China in connection with the resumption of direct selling in that market and our ability to operate using the direct-selling model permitted in that market;

•	the impact of substantial currency fluctuations on the results of our foreign operations;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East;

•	a general economic downturn, information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as September 11, 2001 or Hurricane Katrina;

•	the quality, safety and efficacy of our products;

•	our ability to attract and retain key personnel and executives;

•	competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•	our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase Representative productivity, and to compete with other direct-selling organizations to recruit, retain and service Representatives;

•	the impact of changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our access to financing; and

•	the impact of possible pension funding obligations and increased pension expense on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	Three months ended June 30		Percent Change	Six months ended June 30		Percent Change
	2006	2005		2006	2005
Net sales	$2,058.9	$1,963.9	5%	$4,041.3	$3,824.8	6%
Other revenue	20.6	20.4		41.4	40.6

Total revenue	2,079.5	1,984.3	5%	4,082.7	3,865.4	6%

Cost of sales (1)	776.5	730.4		1,556.2	1,428.6
Marketing, distribution and administrative expenses (1)	1,077.7	909.9		2,215.0	1,832.3

Operating profit	225.3	344.0	-35%	311.5	604.5	-48%

Interest expense	23.9	10.5		50.4	20.6
Interest income	(16.7)	(8.1)		(29.9)	(15.9)
Other expense, net (2)	0.8	0.8		2.4	5.3

Total other expenses	8.0	3.2		22.9	10.0
Income before taxes and minority interest	217.3	340.8	-36%	288.6	594.5	-51%
Income taxes (3)	66.6	10.3		81.1	90.1

Income before minority interest	150.7	330.5		207.5	504.4
Minority interest	0.2	(1.9)		(0.4)	(3.8)

Net income	$150.9	$328.6	-54%	$207.1	$500.6	-59%

Earnings per share:
Basic	$.34	$.70	-51%	$.46	$1.06	-57%

Diluted	$.33	$.69	-52%	$.46	$1.05	-56%

Average shares outstanding:
Basic	449.36	471.45		450.05	471.70
Diluted	451.87	475.57		452.24	476.28

(1)	For the three and six months ended June 30, 2006, costs to implement restructuring initiatives impacted cost of sales by $0.2 and ($0.3) respectively, and Marketing, distribution and administrative expenses by $49.2 and $169.8 respectively.
(2)	For the three months ended June 30, 2006 and 2005, Other expense, net includes foreign exchange losses of $0.1 and $3.9, respectively. For the six months ended June 30, 2006 and 2005, Other expense, net includes foreign exchange (gains) losses of ($0.4) and $5.8, respectively. During the second quarter of 2005, the Company recorded a gain on the sale of marketable securities of $4.9.
(3)	For the six months ended June 30, 2006, income taxes were impacted by a reduction in tax expense of $12.6, due to audit settlements and the closure of tax years by expiration of the statute of limitations. For the three and six months ended June 30, 2005, income taxes were also impacted by a reduction in tax expense of $99.6 due to the completion of income tax examinations as well as the closure of a tax year by expiration of the statute of limitations, net of related adjustments.

AVON PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	June 30 2006	December 31 2005
Cash, including cash equivalents	$1,114.5	$1,058.7
Accounts receivable, net	565.2	634.1
Inventories	897.4	801.7
Prepaid expenses and other	471.1	435.1

Total current assets	3,048.2	2,929.6
Property, plant and equipment, net	1,035.4	1,050.8
Other assets	1,052.8	791.6

Total assets	5,136.4	4,772.0

Debt maturing within one year	503.9	882.5
Accounts payable	524.6	538.2
Other current liabilities	1,174.2	1,089.6

Total current liabilities	2,202.7	2,510.3

Long-term debt	1,245.0	766.5
Other non-current liabilities	683.5	701.0

Total shareholders’ equity	1,005.2	794.2

Total liabilities and shareholders’ equity	$5,136.4	$4,772.0

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Six Months Ended June 30
	2006	2005
Cash Flows from Operating Activities:
Net income	$207.1	$500.6
Depreciation and amortization	80.1	63.7
Provision for doubtful accounts	68.8	60.3
Provision for obsolescence	62.5	29.5
Asset impairment	8.2	—
Share-based compensation	33.3	5.7
Deferred income taxes	(30.1)	3.0
Other	9.8	5.1

Changes in assets and liabilities:
Accounts receivable	(0.7)	(28.2)
Inventories	(161.0)	(147.4)
Prepaid expenses and other	(11.6)	(10.3)
Accounts payable and accrued liabilities	106.6	(47.9)
Income and other taxes	(43.2)	(112.7)
Non-current assets and liabilities	(40.4)	(87.8)

Net cash provided by operating activities	289.4	233.6

Cash Flows from Investing Activities:
Capital expenditures	(63.0)	(86.6)
Disposal of assets	6.8	7.3
Other investing activities	(10.7)	(11.0)

Net cash used by investing activities	(66.9)	(90.3)

Cash Flows from Financing Activities:
Cash dividends	(160.2)	(159.7)
Total debt, net change	114.8	234.8
Repurchase of common stock	(129.6)	(129.7)
Proceeds from exercise of stock options, net of taxes	16.5	55.2
Other financing activities	(0.5)	(0.3)

Net cash (used) provided by financing activities	(159.0)	0.3

Effect of exchange rate changes on cash and equivalents	(7.7)	(33.1)

Net increase in cash and equivalents	$55.8	$110.5

AVON PRODUCTS, INC. - SUPPLEMENTAL SCHEDULE

THREE MONTHS ENDED 6/30/06

REGIONAL RESULTS

	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
$ in Millions		% var. vs 2Q05	% var. vs 2Q05		% var. vs 2Q05	2006 percent	% var. vs 2Q05	% var. vs 2Q05
North America	$620.1	0%	0%	$60.8	-36%	9.8%	-5%	-7%
Latin America (1)	653.1	17	13	96.6	-24	14.8	6	13
Western Europe, Middle East & Africa	273.5	2	5	25.8	-11	9.5	4	—
Central & Eastern Europe	288.6	4	2	71.1	-11	24.6	-6	7
Asia Pacific	196.3	-10	-8	12.1	-63	6.2	-11	-14
China	47.9	8	5	(4.3)	*	-9.0	-4	*
Total from Operations	2,079.5	5	4	262.1	-28	12.6	-1	4
Global Expenses	—	—	—	(36.8)	-95	—	—	—
Consolidated (1)	$2,079.5	5%	4%	$225.3	-35%	10.8%	-1%	4%

CATEGORY SALES (US$)

	Consolidated
		% var. vs 2Q05
Beauty (cosmetics/fragrances/toiletries)	$1,448.8	4%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	416.0	13
Beyond Beauty (home products/gift and decorative/candles)	194.1	-5

Net Sales	$2,058.9	5%
Other Revenue	20.6	1

Total Revenue	$2,079.5	5%

SIX MONTHS ENDED 6/30/06

REGIONAL RESULTS

	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
$ in Millions		% var. vs 1H05	% var. vs 1H05		% var. vs 1H05	2006 percent	% var. vs 1H05	% var. vs 1H05
North America	$1,233.9	2%	1%	$98.8	-38%	8.0%	-4%	-6%
Latin America (1)	1,265.7	22	16	165.6	-21	13.1	8	12
Western Europe, Middle East & Africa	506.5	1	6	(8.3)	*	-1.6	5	1
Central & Eastern Europe	594.6	4	5	132.8	-21	22.3	—	10
Asia Pacific	386.7	-11	-8	10.0	-84	2.6	-11	-13
China	95.3	-12	-15	(4.9)	*	-5.1	-12	*
Total from Operations	4,082.7	6	5	394.0	-39	9.7	1	4
Global Expenses	—	—	—	(82.5)	-94	—	—	—
Consolidated (1)	$4,082.7	6%	5%	$311.5	-48%	7.6%	1%	4%

CATEGORY SALES (US$)

	Consolidated
		% var. vs 1H05
Beauty (cosmetics/fragrances/toiletries)	$2,834.1	5%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	814.5	14
Beyond Beauty (home products/gift and decorative/candles)	392.7	-4

Net Sales	$4,041.3	6%
Other Revenue	41.4	2

Total Revenue	$4,082.7	6%

*	Calculation not meaningful
(1)	The acquisition of our licensee in Colombia favorably impacted revenue growth in Latin America for the three and six months ended June 30, 2006, by 10 points in each period. The acquisition also favorably impacted revenue growth in Consolidated Avon for the three and six months ended June 30, 2006, by 3 points in each period.